Exhibit 10.6

Director Emeritus Program

Ottawa Savings Bank

	2005	2006	2007	2008	2009	2010
Harland Warren	1,200	—	—	—	—	—
Robert Newman	2,400	1,200	—	—	—	—
Don Morehead	3,600	2,400	1,200	—	—	—
James McConville	4,800	3,600	2,400	1,200	—	—

Above costs to Ottawa Savings Bank in years listed with retirement of Directors listed and the time of retirement at the Annual January meeting of the association.

Payout to each Director at a rate of:

First Year:	$500 per month	$6,000 total
Second Year:	$400 per month	$4,800 total
Third Year:	$300 per month	$3,600 total
Fourth Year:	$200 per month	$2,400 total
Fifth Year:	$100 per month	$1,200 total

If a director dies, payment on this schedule stops.

Payments made quarterly on March 15, June 15, September 15 and December 15.